Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Equity Incentive Plan, 2012 Stock Plan, and Nima Ghamsari Stand-Alone Stock Option Agreement of Blend Labs, Inc. of our report dated April 15, 2021, except as to the ninth paragraph of Note 16, as to which the date is July 2, 2021, with respect to the consolidated financial statements of Blend Labs, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-257223) and related Prospectus of Blend Labs, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

July 16, 2021